EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-06199, 333-34019, 333-99311, and 333-128274 on Form S-8 and Nos. 333-38555, 333-91679, 333-30194, and 333-98901 on Form S-3, of our report dated June 5, 2010, relating to the consolidated financial statements of Matrixx Initiatives, Inc. as of March 31, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended March 31, 2010, 2009, and 2008 included in the Form 10-K of Matrixx Initiatives, Inc.
/s/ Mayer Hoffman McCann, P.C.
MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
June 5, 2010

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